Exhibit 6.4

Capital2Market Consulting, LLC

7315 Three Chopt Rd.

Richmond VA 23226

January 21, 2021

GRASS QOZF, INC.

204 West Spear Street #3861

Carson City NV 89703.

Attn: Don Harmer, President

Re. Consulting Agreement dated July 7 2020 (the “Consulting Agreement”)

Dear Don:

This is to confirm that in order to comply with the compensation rules of Rule 5110 of the Financial Regulatory Authority (“FINRA”), the Exhibits A and B of the Consulting Agreement are amended in their entirety as annexed hereto.

You hereby authorize Capital2Market Consulting, LLC (“Consulting”) to transfer the remaining $8,000 of the due diligence fee and the $7,500 5110 fee previously paid to Consulting to C2M Securities, LLC as Placement Agent pursuant to that Amended and Restated Placement Agency Agreement dated January 21, 2021.

Please indicate your agreement to the foregoing by countersigning this letter in the space below for your signature.

Very truly,

/s/ Victor MacLaughlin
Victor MacLaughlin, CEO

Accepted and agreed to as of the date set forth above:

GRASS QOZF, INC.

/s/ Don Harmer

By: Don Harmer, CEO

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Exhibit A- Description of Consulting Activities

Nature of Services:

Capital2Market Consulting will be contracting outside services providers to assist with these processes.

Due Diligence process and report to determine the suitability and qualification of information provided to investors via Regulation A+

Exhibit B – Compensation

As consideration for activities under this Agreement, with regard to the services for diligence for the project the Company agrees that compensation is due at execution of the Agreement.

Diligence fee: $7,000

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